EXHIBIT 99.1

Laura M. Beres Joins Nanophase Board of Directors as Solésence Expands Beauty Footprint

ROMEOVILLE, Ill., Oct. 29, 2020 (GLOBE NEWSWIRE) -- Nanophase Technologies Corporation (OTCQB: NANX), a leader in minerals-based and scientifically-driven health care innovations across beauty and life science categories, is pleased to announce the appointment of Laura M. Beres to its Board of Directors.

Beres is director of corporate strategy at Ulta Beauty, the nation’s leading beauty retailer that operates more than 1,200 stores across 50 states. Beres leads Conscious Beauty at Ulta Beauty, a holistic program that offers enhanced transparency and choice around clean ingredients and sustainability.

“I’m thrilled to join the board of directors for Nanophase as it moves into the next chapter of its exciting journey,” says Beres, who has previously served on associate and auxiliary boards for non-profit organizations in Chicago, as well as the Board of Directors for Chicago Youth Symphony Orchestras.

“We are excited to welcome Laura to our board,” says Jess Jankowski, President and CEO of Nanophase and its beauty science subsidiary, Solésence. “We are finishing a busy year for both our life science ingredients and fully formulated Solésence products, where we have seen growth, despite the challenges of 2020. We look forward to having Laura’s voice in the room as we continue down this path in skin health markets.”

Beres’ appointment as an independent director is effective as of October 28, 2020.

About Nanophase Technologies

Nanophase Technologies Corporation (NANX), nanophase.com, is a leading innovator in minerals-based and scientifically-driven health care solutions across beauty and life science categories, as well as other legacy advanced materials applications. Leveraging a platform of patented and proprietary integrated technologies, the Company creates products with unique performance. Nanophase delivers commercial quantity and quality engineered materials both as ingredients and as part of fully formulated products in a variety of formats.

Contact
Direct: Investor Relations
Phone: 630-771-6700
Website: www.nanophase.com